Exhibit 99.1

PRESS RELEASE

JULY 11, 2008

SAUER-DANFOSS INC. ELECTS BOARD OF DIRECTORS AT ANNUAL STOCKHOLDER MEETING; DANFOSS A/S ACQUIRES CONTROLLING INTEREST

CHICAGO, Illinois, USA, July 11, 2008 – The stockholders of Sauer-Danfoss Inc. (NYSE:SHS) elected ten members to its Board of Directors at the 2008 annual meeting of stockholders, which commenced on June 12 and concluded yesterday after an adjournment.  The stockholders also approved the Amended and Restated Certificate of Incorporation proposed by the Board of Directors in the proxy statement for the annual meeting.

Sauer-Danfoss Inc. further announced today that Danfoss A/S has closed its purchase of a controlling interest in Sauer-Danfoss Inc. from Sauer Holding GmbH, a company owned by members of the Klaus Murmann family.  Danfoss A/S now controls more than 50% of the outstanding common stock of Sauer-Danfoss Inc.  In addition, Sauer Holding GmbH has granted Danfoss A/S call options, and Danfoss A/S has granted Sauer Holding GmbH put options, exercisable during 21-day periods in August 2009 and August 2011, pursuant to which Danfoss A/S may purchase the remaining shares of Sauer-Danfoss Inc. stock owned by Sauer Holding GmbH.

At the annual meeting, five new directors were elected to the Sauer-Danfoss Inc. Board.  They are:  Niels B. Christiansen, Vice Chief Executive Officer of Danfoss A/S; Kim Fausing, Executive Vice President and Chief Operating Officer of Danfoss A/S; William E. Hoover Jr., formerly with McKinsey & Co.; Frederik Lotz, Chief Financial Officer of Danfoss A/S; and Sven Ruder, President of the Motion Controls division of Danfoss A/S.

Directors re-elected were Jørgen M. Clausen (Chairman), President and Chief Executive Officer of Danfoss A/S, a director since 2000; Johannes F. Kirchhoff, Owner and Managing Director of FAUN Umwelttechnik GmbH & Co., KG, a director since 1997; F. Joseph Loughrey, President and Chief Operating Officer of Cummins Inc., a director since 2000; Sven Murmann (Vice Chairman), Managing Director of Sauer

Executive Offices:  250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Holding GmbH, a director since 1994; and Steven H. Wood, Chief Financial Officer of Becker-Underwood, Inc., a director since 2003.

David J. Anderson, President and Chief Executive Officer, was appointed a nonvoting Executive Director and Co-Vice Chairman.

In addition, Sauer-Danfoss Inc.’s stockholders ratified the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2008.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com